Exhibit 99.21

Transcript from SupportSoft, Inc. Conference Call on April 14, 2003

Operator:          Good afternoon, and welcome ladies and gentlemen to the SupportSoft’s first quarter conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation. I would now like to turn the conference over to Mr. Scott Wilson. Please go ahead, sir.

Scott Wilson:    Good afternoon everyone and thank you for joining us today. This afternoon SupportSoft announced our financial results for the first quarter of 2003. Today’s announcement is available by visiting our website at Supportsoft.com or contacting me at 650-556-8515. Joining me today are Radha Basu, Chairman and CEO and Brian Beattie, the Chief Financial Officer of SupportSoft.

Before we begin, I’d like to remind everyone that today’s call, including the question and answer session, includes predictions, estimates and other forward-looking statements regarding future events and financial performance of the company including revenues, expenses, other financial results, business strategy, new products, benefits for our customers, new business relationships and market opportunities. These predictions, estimates and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from results expressed or implied on this call. If you’d like information about those general and specific factors that could cause material variations on our results, you’re invited to review the description of risks related to our businesses described from time to time in our filings with the SEC. The statements included in this call are based upon information known to SupportSoft as of the date of this call, and SupportSoft assumes no obligation to update the information contained in this call. At this time, I’d now like to turn the call over to our Chairman and CEO, Radha Basu.

Radha Basu:    Good afternoon and thank you for joining us on the call today. We have started 2003 with exceptional results that underline the fact that SupportSoft is firing on all cylinders. A strong performance with both new and existing customers across the board in all of our customer segments, corporate enterprise, broadband service providers, outsourcers and OEMs. This has propelled us to yet another quarter of growth and we continue to execute in a manner that our shareholders have come to expect from us.

Let me share with you the details of what we’ve achieved: record revenues, record earnings, seven consecutive quarters of growth, three consecutive quarters of profitability, increased cash balances, positive cash flow for five straight quarters and increased deferred

1 The material contained in this Exhibit 99.2 is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

revenues. And as always, it is our customer focus that drove us to these successes.

Brian will share more details with you in a moment. Let me first give you an overview of our financials. Revenues for the quarter increased 37% from a year ago and two percent from last quarter to a record $12 million. Our earnings per share of four cents is a 13 cent improvement from a year ago and a one cent increase from last quarter. Why do we continue to be successful and what makes SupportSoft stand out in its ability to grow in a down market, which is made us only one of eight publicly traded software companies out of over 500 to continue to grow its business on a sequential quarterly basis over the last 18 months? Simply put, there are five keys to our success and none of these are new to you. We are laser focused on key growth markets that we’re aligned to. We have technology vision and proven product leadership, we have an impressive and growing roster of blue chip customers, we maintain what I’ve called a maniacal focus on delivering value to these customers, and we execute day in and day out, both externally with customers and internally with financial discipline.

Our vision in leadership is about making service and support automation a forethought in companies’ IT planning rather than an after thought. Our customers believe in this. Our value proposition is automating problem resolution and managing change in computing end points. Technology is the life line of business today and when technology stops the business is likely to stop with it. SupportSoft is in the business of keeping that technology up and running. As a result, our software has become essential to the enterprise.

Here are some of the quarter’s highlights. In the Enterprise, as you know, to say that selling Enterprise software is a challenge these days is quite an understatement. However, the corporate Enterprise market has been a traditional stronghold for us. Why? We manage, solve and heal big complex problems with our technology and deliver customer feedback in short order of their software investment. You’ll recall some specific examples of customer feedback I provided you in our January call related to industry leaders such as BellSouth, ADP, and Siebel Systems. Those are the key reasons that there is sustained Enterprise interest in SupportSoft products despite the down draft in overall Enterprise software purchases. And as I said earlier, our goal is to get more of those budget dollars.

Some key wins in Q1: BT, British Telecom, chose our software to roll out as a part of the desktop strategy to 70,000 professional employees. BT, as you know, is recognized as one of Europe’s IT thought leaders, so this win was especially gratifying for us. They have an extraordinarily thorough product evaluation process, and I got a chance to see some of that. Of primary importance for them was their need to assure that we were completely complementary with Microsoft desktop strategy. We are. BT determined that our Resolution Suite software could reduce calls to their internal help desk by 34%, shorten call times and resolve problems 12% faster, all while improving employee productivity and providing measurable feedback. BT is a great example of a company that gained immediate benefit from our software during the pilot phases and looks to see even greater savings in the future following the product’s rollout Enterprise wide.

Another example is 3M Health Information Systems Group and Thomson Financial. These are Enterprise wins, who, while using our software to deliver the best service and support automation to their customers. 3MHIS provides sophisticated software tools and expert services to 5,000 health care providers globally. For example, over 50% of all Canadian hospitals use their products.

Thomson Financial provides the widest range of IT products and services to the worldwide financial community, operating in 70 countries with customers such as Morgan Stanley, Bear Stearns, Travelers, AFLAC and GE. In both cases, their customers are using either 3M or Thomson software respectively for mission critical applications inside their companies. If the applications fail or have problems, it becomes a major negative financial impact on their business. For example, 3M will fly a technician to customer sites to solve a problem if required. Every time they update their software it requires manufacturing thousands of CDs and mailing them to their customers for installation with no full guarantee that it will be installed successfully. Consequently, you could generate more support problems with 3M. Our software will help 3M reduce costs and enhance customer satisfaction by providing automated solutions to these customer issues and more. This is all about cost reduction and customer satisfaction, our two large values to the enterprise.

Thomson, on the other hand, will use our Resolution suite and knowledge center software to provide the automated support for a leading brokerage clients wealth managers. Based on our success with numerous financial services customers, we know that for companies like Thomson, customers using their solutions are engaged in mission critical activities that drive revenues. If one of their applications fails, the customers can fail and we provide the critical safety net for keeping those applications supported and up and running. As always, the success that our current customers are achieving is the best source of referenceability for building new customers’ confidence in purchasing our solution. That is more true today than ever in the IT years that I’ve spent.

By way of recent example, one of the world’s leading mobile communications companies shared their results with us at our annual company kick-off meeting in January. After applying our best practices experience to their own support environment, they indicated that they’re achieving the payback on their SupportSoft investment in less than 12 months—and this is a worldwide rollout—and they estimate saving tens of millions of dollars within three years.

Going on to the broadband sector, this is another one of our key markets, as you know. Here we increased our global leadership with some notable customer wins. Two examples are BellSouth in the U.S. and Belgacom in Europe. You’ve heard me talk about the strength of our partnership with BellSouth since they became a customer in the middle of 2001. Their success with our software was recognized in a Gartner study in May of last year where it was reported that 40% of the estimated 150,000 visitors at that time to BellSouth fast access portals customer self-service portals, were able to solve their own problems. Based on this and other measurable gains, BellSouth has expanded and extended its contract with SupportSoft.

Belgacom, which is the leading telco in Belgium, selected our Smart Access solution for automated installation of their subscribers’ DSL broadband connection. Our service automation suite for ongoing customer support and our knowledge center to provide personalized problem resolution for both subscribers and service representatives, and the products to all of these in three additional languages: French, Dutch and Flemish, in addition to English, of course. Belgacom is yet another example of where SupportSoft is providing a fully integrated comprehensive end-to-end installation to service automation solutions for high speed data providers, in this case being DSL.

Let me turn to outsourcers. As you know, managed services companies that provide out source IT operations for their customers remain a critical part of SupportSoft go to market strategy for the Enterprise market. We currently work with the majority of the leading outsourcers as well as systems integrators as partners. I’ve talked to you before about our growing relationship with CSC and IBM and they continue to grow.

This quarter in the partnership realm, I’m pleased to announce that we have further extended and expanded our partnership with Accenture with an agreement for them to use our Resolution suite software for support of their customers. Accenture already uses the company’s products, our company’s products, to support its employees.

One of the company’s early successes was in selling OEM software licenses to computer hardware manufacturers. That’s the key reason why I’m so pleased that two of these manufacturers, IBM and Sony, renewed their licenses with us this quarter. No matter what the category, software renewals don’t happen if the software doesn’t deliver significant value, and every one of these renewals are based on the value we deliver to our customers.

SupportSoft solution is the front line for Sony and IBM’s PC support automation initiative. We power Sony’s support center portal that serves the need of its Vaio customers and delivers online self-service that provides personalized model specific answers to customers’ problems. We also deliver proactive map healing capabilities that allows them to fix large numbers of computers at once. The results that IBM and Sony have achieved using our software are, of course, confidential. However, I know you can infer from their license renewals that their confidence in SupportSoft is strong.

Our Q1 sales mix validates the strategic approach we undertook in August of last year that I shared with you in October, and that was to pursue Enterprise wide sales with our comprehensive product suite while simultaneously targeting immediate customer pinpoints with point products such as knowledge center and asset discovery products. This two-prong approach allows us to flexibly meet customer requirements including the ability to sell a component product now and an add-on suite sale later. This proves to be an effective sales approach in several of our Q1 customer wins where our knowledge automation product were a competitive differentiator in closing the deal.

Here are some highlights of our product momentum. In Q1 2003, we positioned the company to take advantage of the growth in wireless technology with introduction of our mobile device management suite. We enhanced our Knowledge Center component offering to add even more customer value and accuracy and accuracy in getting the smart results back to self-service web users. And we expanded in the broadband sector our new Smart Access product for automated installation of the DSL broadband subscriber. Our Knowledge Center offering has already been adopted by nine of our current customers assisted by a growing number of specialized knowledge experts within our organization.

Our Knowledge Center differs from traditional knowledge management solutions that are built using rigid rules that ask the user to conform to them. SupportSoft Knowledge Center was built to work the way the user does, whether the user is a customer, an employee or a service representative. Designed specifically for service and support environments, Knowledge Center reinvents knowledge management by combining automation with smart results. The addition of our Smart Issue technology, along with the Smart Results’ products that we have makes knowledge management into automation for service and support.

Based on sales results to date, the Knowledge Center appeals equally to all our key market segments, broadband, corporate and out sources, especially for user web self-service. Secondly, we’re very excited about the markets’ enthusiasm for the emergence of WiFi and wireless technologies in general, driven by the extensive market education efforts by major players such as Intel. In February, our new mobile device management suite was honored with a DemoGod award during the prestigious Demo industry event where hardened computing veterans annually evaluate new and emerging technologies. A small quote: Demo’s executive producer said, “With a Demo audience comprised of the Who’s Who of technology leaders, everyone could personally identify the frustrating customer support experiences and immediately understand the value of SupportSoft’s automated approach.”

Lastly, to address the higher cost of installing DSL broadband connections, we introduced our Smart Access produces for DSL in Q1 and delivered the solution to a couple of customers. We now offer industry’s only proven end-to-end fully integrated installed to service automation software solution for both DSL and cable providers. The market reception to what we’re doing as a company has been pleasantly strong, particularly from the industry analysts. The IT analyst at GIGA recognized our first to market leadership in the broadband sector and said, “SupportSoft was the first vendor to offer remote control and self-healing software targeted specifically to broadband support, allowing customers to self-heal common connection problems as well as providing CSRs or agents with the ability to check and update desktop settings.”

Similarly, on the Enterprise side, Ian Jacobs, an analyst from the451 remarked, in evaluating our Knowledge Center product, “While others are struggling, SupportSoft has been consistently growing. The company also has the luxury of another revenue stream in referring to our BSP and Enterprise suite to help fund its building period in this new market. It has tasted its first success in winning over a major outsourcer. If it can parlay that victory into further deals, it will become the company to beat in that space.” And parlay we did in the first quarter into over nine customer deals. Our res suite, that’s our resolution suite, was honored yet again with a Best Help Desk Solution award by the leading information resource site for the contact center industry.

In sum, the products and market strategy we outlined less than nine months ago is working. Our component products are helping us create new sales opportunities among both new and existing customers. Combining these with our software suites, we are better positioned than ever to be a strategic software vendor for service and support automation for our customers and our sales results provide the proof. As I remarked at the outset of today’s call, the company is firing on all cylinders. I want to especially thank a very talented and dedicated group of SupportSoft employees for their execution in alignment with our shared goals and contributions in delivering exceptional results. Thank you, guys. I’ll provide you insights on what to expect from SupportSoft for the remainder of 2003 in my closing remarks. Let me now turn it over to Brian to share our financial highlights in detail.

Brian Beattie: Well, thanks Radha. Good afternoon everyone. It’s great to kick off earning season with you all today and present our strong results for the quarter, and here are some of the details of that:

Our earnings and revenue both came in at the high end of the range that we set back in January. Net income of $1.5 million was up 55% sequentially and EPS of four cents was up 33% sequentially. This was also a 13 cent improvement in EPS versus a year ago. These results, of course, are all on a GAAP basis.

Quarterly revenues grew 37% year-over-year and two percent sequentially over our previous record high revenues in the fourth quarter of last year. We reported revenues of $12 million for the quarter. Now since going public in mid 2000, SupportSoft has delivered sequential revenue growth in 11 out of 12 quarters including the seven most recent quarters. I think it’s also worth noting that the company has delivered year-over-year revenue growth in all 12 quarters since going public. License revenues were a record $9.6 million, up 46% year-over-year and five percent sequentially.

We closed some great business this quarter across all of our key customer segments. Service revenues, $2.4 million were 10% higher than the same quarter last year but 11% below the fourth quarter levels. This represents our decision to invest in pilot and non-billable pre-sales activity during the first quarter to deepen our relationships and drive customer revenues going forward. Service margins were 30%. Service margins were impacted by the customer investments we made and also the addition of several employees that we previously mentioned were in the pipeline. We expect margins to head back into the mid 30 range for the balance of 2003.

Ratable revenues were $6.3 million and represented 53% of total revenues. Ratable revenues are recurring revenues that include both software licenses as well as service and maintenance revenues. This is flat year-over-year and down 10% from seven million last quarter. For the first quarter, perpetual revenues of $5.7 million increased 18% sequentially and were 47% of total revenues. For the balance of 2003, it’s our expectation that recurring revenues, that’s revenue from both term licenses and ongoing maintenance agreements, will comprise approximately 45% of total revenues. International operations contributed $2.3 million this quarter, representing 19% of total revenues, and this is up from $1.9 million in the previous quarter. The strength of this quarter’s international business came primarily from European transactions for both Enterprise and broadband customers, including our large Enterprise deal with British Telecom and other deals including Belgacom and UPC Cello.

In terms of deal size, our average selling price for the quarter was over $1 million. There were four bookings greater than one million in the quarter with two greater than $2.5 million.

While we’re pleased with the deal sizes, we are planning our business for ASPs to be in the range of $450,000 to $600,000. The quarter was exceptionally strong for both new and renewal customers. We are particularly pleased with our four renewals from Accenture, BellSouth, IBM and Sony. Three of our blue chip customers that had ratable license agreements with us made significant purchases of additional software. These customers saw value over several years and expect to use our software for the long-term and have therefore renewed on a perpetual basis. Overall, this confirms that our customers are seeing significant value from their software and are therefore providing us with their renewal business. There were three customer concentrations representing over 10% of revenue in Q1. There was an Enterprise deal, a broadband service provider and an OEM agreement.

Looking at revenue by market segment for the quarter, 50% came from the Enterprise IT segment, 27% from the broadband service provider sector and 23% from OEM and other. Indirect business consisting mainly of outsourcers and OEM channels was 33% of our revenue.

Now turning to operating expenses, that came in at $8.8 million, down five percent from the $9.2 million last quarter. Employee head count is flat with last quarter at 151 and included in this count are 26 quota carrying sales reps. Personally, I’m really proud of how the company continues to be disciplined in the spending, driving more efficiency through the organization. Our operating margins were 12% in the first quarter versus eight percent in the fourth quarter. Our revenue per employee on an annualized basis hit $317,000 in the first quarter. At this point, based on the successes that we have achieved, we do plan to make some incremental additions to headcount, adding between five and 10 people in sales and services.

The first quarter was our fifth consecutive quarter of being cash flow positive. We added $1.4 million to our cash balances and ended the quarter with $32 million in the bank or about 93 cents per share. Deferred revenue was $16.7 million at March 31st, up 17% or $2.4 million from year end. This is the result of our ability to build new and renewal accounts in the first quarter in addition to annual billings from deals signed in the previous year. Deferred revenues from our term deals are generated by our ability to invoice portions of the contract, typically one year, of our three year agreements.

Order backlog remains in the two to five times our quarterly revenue range that we established back in January for 2003. Receivables increased $4.8 million sequentially, primarily from billings from in quarter booking as well as from the billings from deals signed previously. DSOs of 94 days are better than our expectations of 115 to 140 days, and as you know our DSO number is skewed upwards by the accounting impact of our term licenses. Adjusting for this, we calculate that our DSO number that is comparable to other software companies that only sell on a perpetual basis will be 64 days. Also, as a measure of the health of our receivables, we’ll also give you our aging. This quarter the health of our receivables has never been better: 87% of all receivables are less than 30 days old, 10% between 30 and 60, and three percent in the 60 to 90 day category.

In summary, I’m quite pleased with the results that we’ve delivered. This places us amongst a select few software companies that have been able to deliver continuous growth through the most challenging IT spending environment ever. It is our unmatched focus on customers and execution that continues to allow us to grow our business and meet the commitments that we’ve made to our investors. With that, I’ll turn the call back to Radha.

R. Basu:    Thanks, Brian. Now to our financial outlook for 2003. The timing for a measurable improvement in the economic outlook still remains unclear. Things are still very tight out there and the first quarter was clearly a difficult one for Enterprise software companies. We know this first had because every deal we did required intensity of effort like never before. There’s no margin for error in working on new business or with existing customers. Every deal requires the highest level of focus, planning, dedication and most importantly thoroughness and followed by flawless execution. However, I’m encouraged by the fact that despite this, our visibility did improve in the first quarter compared with the end of last year. We are cautiously optimistic that we will deliver our eighth consecutive quarter of growth in revenues and earnings in Q2. Therefore, for the second quarter, we project year-over-year revenue growth of 30 to 35 percent, giving us revenues of $12.3 to $12.8 million, earnings per share for the second quarter is expected to be between three and five cents or a nine to 11 cent improvement from a year ago.

For the full year, we’re quite pleased to be increasing our EPS guidance to a range of 10 cents to 14 cents. We are confirming our revenue guidance for 17 to 29 percent year-over-year growth with revenues in the range of $48 million to $53 million.

To conclude, there are reasons why SupportSoft continues to be successful, but those reasons are very simple. We have picked the right market segments as our focus and continue to laser tune that alignment. We’re technology leaders with many patents for that. We deliver real tangible value to our blue chip customers and the word that I use the most: we execute, execute and execute. These proven qualities are what differentiate us from other technology companies, again making us one of the few software companies that continue to deliver growth over the past seven quarters.

What I say to you is, you can depend on us to remain laser focused on our customers and execution in the second quarter and beyond. With that, Brian and I will answer any questions you may have, and thank you for being with us.

Operator:    Thank you. The question and answer session will begin at this time. If you are using a speaker phone, please pick up the handset before pressing any numbers. If you have a question, please press the star, one on your push button telephone. If you wish to withdraw that question, please press the star, two. Your questions will be taken in the order that they are received. Please stand by for your first question. Our first question in queue comes from Mark Verbeck of Think Equity. Please state your question.

Mark Verbeck:

Thank you. Nice quarter, especially in a very difficult environment. Radha, can you give us an update on the SmartAccess product? You mentioned you had a couple of customers. Can you give us some more color in terms of, were those competitive, were they displacing someone, were they in your install base?

Radha Basu:

Yes, definitely. Thanks for the nice comments on the quarter. Yes, the SmartAccess product, as you’re aware, we got into — SmartAccess is about smart install, allowing subscribers broadband, high speed data subscribers and the service providers to be able to automate the install process so that it negates or prevents a truck roll from happening. Our first success with the SmartAccess products was in the cable environment with a very major win at Comcast, and the landing of Comcast, as you know, Comcast already was using us for customer support. It gave us, of course, integrated end-to-end solutions from install to support to the rollout of home equity. So that was an additional functionality that we added, and Comcast, as you know, with the merger of AT&T is the largest cable company.

What we did in Q1 was we extended that to the Smart Access to also the DSL side and we were able to have a couple of significant wins that gave us the end-to-end on the DSL side as well, and all I say to you is kind of stay tuned for some of the information on who those customers are in the next few weeks.

Mark Verbeck:

OK. Can you also comment — obviously quite a number of software companies had difficulty this quarter and a lot of the comments were centered around closing deals at the end of the quarter. Did you have any difficulty at the end of the quarter? Were you closing deals before — was your quarter more linear, particularly on the perpetual side, maybe, than others?

Radha Basu:

You know, Mark, I wish I could say that it was more linear. We were closing deals. It was like everything was lined up. You know, all through the quarter, every step of the way with every deal we really had no margin for error, and to be extremely thorough teams of people worked on the deals and we lined everything up towards closure towards the latter part of the quarter and one of the good things we have, as you’re aware, that our carry over, is pretty good. So from that point of view compared to a lot of software companies, you know, we have a linear sort of in terms of the way the revenues come in because our carry over is good. And our carry over last quarter, and I don’t remember the exact numbers, was definitely greater than 50%.

But in terms of closing new deals, especially new customers, they all got lined up towards the end of the quarter. Of course, we had existing customers that we got repeat deals from, and that I would say is again one of our strong points. If you look at, you know, 25 deals or whatever that came in in the quarter, a majority of them were repeat deals from existing customers.

There were like seven new deals and 17 from existing customers. In fact, some of our large deals were from existing customers, and I think that’s one of the good things. That also gives you — does not make us — you know, kind of gives you deals through the quarter rather than it all bunching up at the end. But let me be very clear. It was a tough quarter. It required flawless execution, no margin for error, and most importantly a lot of thoroughness, planning and thoroughness in execution.

Mark Verbeck:

Well, it looks like your team definitely delivered very well. Brian, just a kind of housekeeping question. Could you just tell me, on just the license revenue itself, the ratable versus one time or perpetual breakout?

Brian Beattie:

Yeah, I can. We had a split of 59% coming from immediate sources, 41% from ratable sources just on licenses.

Mark Verbeck:

OK. And then kind of along that line, you made a comment, and if you could just give me a little bit more color in terms of how this deal works and kind of help me understand what that means for the opportunity going forward. You made a comment about three existing customers, I believe, if I wrote this down correctly, that are ratable customers, made a purchase of perpetual licenses. Was that for the same kind of product, and can you tell me kind of how that — you or Radha, kind of what’s going on there and help me understand what that kind of means for the opportunity going forward.

Radha Basu:

Yeah, I’ll give you some of the business aspects of it and Brian can give you the financials. As you are aware, we have some number of the renewals are coming up. And some significant renewals came up, and three of those are what the customers did for the same products. They had used them over several years and they decided that they were going to use them long term going forward, and they decided to renew them in a perpetual mode, some in, you know, short-term or some long term. But as perpetual renewals.

Now some of those deals are still in a carry forward mode from a revenue point of view, but some significant renewals did come in in the quarter. We also decided that it was probably not a —

Mark Verbeck:

I’m sorry, if I could just — what do you mean they’re in a carry forward mode?

Brian Beattie:

What that means, Mark, is that when there would be any kind of deliverables, maintenance, for example, is carved out; any kind of deployments are carved out and revenues recognized when the work is done or when the maintenance is due.

Mark Verbeck:

Oh, OK.

Brian Beattie:

So to the extent there’s commitments for multiple years of ongoing service and support included in these deals, all of that gets carved out and taken over a two to three, four year period.

Mark Verbeck:

OK.

Radha Basu:

And the other comment I was going to make, Mark, is we are really at these very difficult times, we’re taking deals as they come. This is not a time to be picky about deals, and so this is more to do with new customers. If they come in and it’s according to their budget and they need to have them perpetual, we make them perpetual. If we need to have them term, we need to make the term as it applies to their budget.

I think the significant thing in the quarter for me was it was really gratifying to see some large customers renew deals with us, and that was very gratifying and I have to say hats off to the services team for the deliverables to the products and also to the sales team who stuck in there and made sure that these customers were successful.

Mark Verbeck:

That’s great. Thanks a lot.

Operator:

There are no further questions. I will now turn the conference back to Mr. Wilson to conclude.

Scott Wilson:

Thank you all for joining us on the conference call, and we will look forward to talking to you again in three months. If you have any questions, feel free to follow up with us directly. Again, my number is 650-556-8515. Thank you.

Radha Basu:

Thank you very much.

Operator:    Thank you. Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 288969. This concludes our conference call for today. Thank you all for participating and have a great day. All parties may now disconnect.

(conference concluded)